Exhibit 99.1

Forest Laboratories Announces Appointments to its Executive Team

NEW YORK, December 9, 2013 – Forest Laboratories, Inc. (NYSE: FRX) today announced appointments to its executive leadership team. The appointments are part of Forest’s announced plans to flatten and broaden the organization as part of Project Rejuvenate.

“Today we are announcing an important step to rejuvenate our company by creating the first Forest Executive Team with broad leadership responsibilities, a sharp focus and clear accountability for driving sustainable growth,” said Brent Saunders, Chief Executive Officer & President Forest Laboratories.

•	Elaine Hochberg is appointed Executive Vice President, International, Strategic Planning and Government Affairs.

•	Bill Meury is appointed Executive Vice President, Sales and Marketing.

•	Frank Perier, Jr. is appointed Executive Vice President, Chief Financial Officer.

•	Marco Taglietti, MD is appointed Executive Vice President, Drug Development and Research, and Chief Medical Officer.

•	Bob Bailey is appointed Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary.

•	Alex Kelly is appointed Senior Vice President, Chief Communications & Investor Relations Officer.

•	Sally Paull is appointed Senior Vice President, Human Resources.

•	Kevin Walsh is appointed Senior Vice President, Operations.

•	Joe Zimmerman is appointed Senior Vice President, Chief Compliance Officer.

David Solomon, Senior Vice President, Corporate Development and Strategic Planning will become Senior Advisor to the Chief Executive Officer responsible for Business Development and Alliance Management on a transitional basis.

“David played an instrumental role in driving and executing our company’s successful Next 9 Strategy, which has given us a solid foundation of future growth drivers,” said Saunders. “During his transition period, I will draw on David’s experience, expertise and counsel as we embark on our company’s next chapter.”

As previously announced, the next step in Project Rejuvenate is for the Forest Executive Team to design and staff their respective teams in a manner consistent with the principles of flattening and broadening the organization.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Contact:

Frank J. Murdolo

Vice President, Investor Relations

212 224-6714

Media.relations@frx.com

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